Exhibit 99.1

News Release Contact: Michael Stivala President P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 8, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 29, 2014.

Net income for the second quarter of fiscal 2014 was $149.5 million, or $2.47 per Common Unit, compared to net income of $129.5 million, or $2.26 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2014 amounted to $204.3 million, compared to $185.3 million in the prior year second quarter.

Net income and EBITDA for the second quarter of fiscal 2014 and 2013 included expenses of $2.2 million and $2.7 million, respectively, related to the ongoing integration of Inergy Propane. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $206.3 million for the second quarter of fiscal 2014, an increase of $15.6 million, or 8.2%, compared to Adjusted EBITDA of $190.7 million in the prior year second quarter.

In announcing these results, President Michael A. Stivala said, “While this year’s heating season was one of the most challenging this industry has experienced in decades, resulting from the widely reported, industry-wide supply and logistics issues; rapidly rising wholesale prices; harsh winter storms and, in many parts of the country, sustained colder than normal temperatures, our people met the challenge. We are extremely proud of the efforts of all of our employees, who worked tirelessly, while continuing to stay focused on the comfort and safety of our customer base. This improvement in year-over-year operating performance is a testament to their hard work and dedication.”

Retail propane gallons sold in the second quarter of fiscal 2014 increased 3.4 million gallons, or 1.6%, to 213.7 million gallons from 210.3 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels decreased 0.6 million gallons, to 22.6 million gallons compared to 23.2 million gallons in the prior year second quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2014 were 9% colder than normal and 11% colder than the prior year second quarter. However, the weather pattern was characterized by considerably colder than normal temperatures in the Partnership’s service territories in the east and midwest regions, whereas the Partnership’s service territories in the west experienced unseasonably warm temperatures throughout the quarter. In fact, average temperatures in the western territories were 16% warmer than normal and 17% warmer than the prior year second quarter which negatively impacted volumes sold in those territories. Additionally, the supply and logistics issues that plagued the entire industry throughout much of the quarter, coupled with rising wholesale product costs, weighed on volumes for the fiscal 2014 second quarter.

Revenues of $873.8 million increased $195.3 million, or 28.8%, compared to the prior year second quarter, primarily due to higher retail selling prices associated with significantly higher wholesale product costs and, to a lesser extent, an increase in retail propane volumes sold. Average posted propane prices for the second quarter of fiscal 2014 were 51.1% higher than the prior year second quarter, basis Mont Belvieu, Texas, and, at other supply points, posted prices increased at an even greater rate. Average posted prices for fuel oil for the second quarter of fiscal 2014 were 1.0% lower than the prior year second quarter. Cost of products sold for the second quarter of fiscal 2014 of $517.2 million increased $170.2 million, or 49.0%, compared to $347.0 million in the prior year second quarter, primarily due to higher wholesale propane costs and, to a lesser extent, higher propane volumes sold. In addition to the dramatic increase in posted propane prices, cost of products sold increased due to higher transportation costs associated with extraordinary measures taken by the Partnership to ensure that adequate propane supplies were delivered to its customer service centers to meet customer demand. Cost of products sold for the second quarter of fiscal 2014 also included a $0.3 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $2.6 million unrealized (non-cash) loss in the prior year second quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $152.2 million for the second quarter of fiscal 2014 were $6.1 million, or 4.2%, higher than the prior year second quarter, primarily due to higher overtime and vehicle expenses associated with increased activity, as well as increased variable compensation attributable to higher earnings. Depreciation and amortization expense of $33.3 million increased $2.0 million, or 6.3%, primarily due to the acceleration of depreciation expense on assets taken out of service as a result of integration activities. Net interest expense of $21.2 million decreased $3.1 million, or 12.8%, due to the reduction of $157.3 million in long-term borrowings during the fourth quarter of fiscal 2013.

Chief Executive Officer, Michael J. Dunn, Jr., added, “Overall, we are very pleased with these results, particularly in light of the operating challenges faced. While the increased activity and operating challenges resulted in higher variable operating expenses, we continue to achieve our anticipated synergies from the integration of Inergy Propane. Now, with the heating season behind us, we have resumed our integration activities, which includes, among other things, finalizing our system conversions, further refinements to our operating model and routing activities and enhanced employee training. By the end of this fiscal year, we expect to be substantially completed with our systems and physical blending activities, and as we enter the new fiscal year, we will begin to fine-tune our combined operating platform.”

As previously announced on April 24, 2014, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended March 29, 2014. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on May 13, 2014 to Common Unitholders of record as of May 6, 2014.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s acquisition of the retail operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected timeframe;

•	The revenue gained by the Partnership from the Inergy Propane Acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including, but not limited to, Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2013 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 29, 2014 and March 30, 2013

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Revenues
Propane	$728,504	$540,537	$1,167,098	$933,322
Fuel oil and refined fuels	93,722	92,795	147,990	154,941
Natural gas and electricity	39,083	29,732	57,399	48,121
All other	12,463	15,362	27,341	32,745

	873,772	678,426	1,399,828	1,169,129
Costs and expenses
Cost of products sold	517,198	346,999	797,724	592,099
Operating	131,731	126,371	245,044	241,307
General and administrative	20,517	19,763	37,852	37,595
Depreciation and amortization	33,282	31,316	68,109	61,843

	702,728	524,449	1,148,729	932,844
Operating income	171,044	153,977	251,099	236,285
Interest expense, net	21,226	24,343	42,433	48,899

Income before provision for income taxes	149,818	129,634	208,666	187,386
Provision for income taxes	271	150	448	282

Net income	$149,547	$129,484	$208,218	$187,104

Net income per Common Unit - basic	$2.47	$2.26	$3.45	$3.27

Weighted average number of Common Units outstanding - basic	60,425	57,185	60,409	57,169

Net income per Common Unit - diluted	$2.46	$2.25	$3.43	$3.26

Weighted average number of Common Units outstanding - diluted	60,692	57,441	60,668	57,392

Supplemental Information:
EBITDA (a)	$204,326	$185,293	$319,208	$298,128
Adjusted EBITDA (a)	$206,269	$190,668	$323,977	$308,141
Retail gallons sold:
Propane	213,689	210,314	371,547	364,247
Refined fuels	22,617	23,223	36,614	39,108
Capital expenditures:
Maintenance	$2,770	$2,404	$7,805	$3,838
Growth	$2,263	$3,729	$6,552	$9,056

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net income	$149,547	$129,484	$208,218	$187,104
Add:
Provision for income taxes	271	150	448	282
Interest expense, net	21,226	24,343	42,433	48,899
Depreciation and amortization	33,282	31,316	68,109	61,843

EBITDA	204,326	185,293	319,208	298,128
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(291)	2,646	(1)	6,260
Integration-related costs	2,234	2,729	4,770	3,753

Adjusted EBITDA	206,269	190,668	323,977	308,141
Add / (subtract):
Provision for income taxes	(271)	(150)	(448)	(282)
Interest expense, net	(21,226)	(24,343)	(42,433)	(48,899)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	291	(2,646)	1	(6,260)
Integration-related costs	(2,234)	(2,729)	(4,770)	(3,753)
(Gain) on disposal of property, plant and equipment, net	(282)	(323)	(519)	(2,590)
Compensation cost recognized under Restricted Unit Plans	1,951	1,173	3,589	2,413
Changes in working capital and other assets and liabilities	(168,272)	(89,224)	(259,010)	(114,807)

Net cash provided by operating activities	$16,226	$72,426	$20,387	$133,963

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.